Exhibit 12 (a)


                              TAUBMAN CENTERS, INC.

          Computation of Ratio of Earnings to Preferred Stock Dividends
                          (in thousands, except ratio)



                                                       Nine Months Ended
                                                       September 30, 1998
                                                       ------------------

Net Earnings from Continuing Operations                     $23,886

Preferred Stock Dividends                                    12,450

Ratio of Earnings to Preferred Stock Dividends                  1.9


Note: The Company did not have any fixed  charges  during the nine months  ended
      September 30, 1997.